Exhibit 99.1

Press Release
For Further Information Contact:

INVESTORS:	MEDIA:
Kevin Twomey	Karen Rugen
717-731-6540	717-730-7766
or investor@riteaid.com

NON-CASH INCOME TAX CHARGE TO IMPACT RITE AID FISCAL 2008 NET LOSS;
COMPANY CONFIRMS FISCAL 2008 ADJUSTED EBITDA GUIDANCE

Non-Cash Accounting Charge Has No Impact on Revenues, Adjusted EBITDA or Liquidity

CAMP HILL, PA (March 17, 2008)—Rite Aid Corporation (NYSE: RAD) announced today that in compliance with Statement of Financial Accounting Standards (SFAS No. 109), it expects to record a non-cash income tax expense in its fourth quarter ended March 1, 2008, related to a valuation allowance on the company’s deferred tax assets.  The non-cash accounting charge has no impact on the company’s revenues, adjusted EBITDA or liquidity but will negatively impact the company’s net loss and loss per diluted share for fiscal 2008.

The valuation allowance will be reflected as a reduction of Rite Aid’s deferred tax assets and relates to the U.S. GAAP requirements for companies that have a cumulative pre-tax loss in recent years. The company said it expects to be able to use its deferred tax assets when the company generates pre-tax profits in the future.

Rite Aid will report its fiscal 2008 fourth quarter and year-end results on April 10, 2008.  Rite Aid expects the valuation allowance to negatively impact net loss by $800 million to $1.0 billion or loss per diluted share by $1.11 to $1.38, and as a result, net loss and net loss per share will be greater than previously issued guidance. The exact amount of the non-cash tax charge has not been finalized given the technical nature of the U.S. GAAP accounting requirements.

Rite Aid has confirmed its fiscal 2008 adjusted EBITDA guidance, which it expects to be between $950 million and $1.0 billion and its guidance for capital expenditures, including integration capital expenditures but excluding proceeds from sale and leaseback transactions, which it expects to be between $790 million to $820 million. Proceeds from sale and leaseback transactions are expected to be approximately $85 million. As previously reported, sales for fiscal 2008 were $24.3 billion.
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Rite Aid Press Release – page 2

Additionally, the company announced that it is launching a consent solicitation today on two indentures to eliminate a discrepancy between the debt incurrence covenant and the lien covenant that exists in those indentures. The proposed amendments will not increase the aggregate amount of debt permitted to be incurred by Rite Aid.

Rite Aid Corporation is one of the nation’s leading drugstore chains with more than 5,000 stores in 31 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at http://www.riteaid.com.

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, our ability to improve the operating performance of our  stores  in accordance with our long term strategy, our ability to realize the benefits of the Brooks Eckerd acquisition, our ability to hire and retain pharmacists and other store personnel, the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order, competitive pricing pressures, continued consolidation of the drugstore industry, changes in state or federal legislation or regulations, the outcome of lawsuits and governmental investigations, general economic conditions and inflation, interest rate movements and  access to capital.  Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties.  Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.  Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

Rite Aid has not provided a reconciliation of the forward-looking non-GAAP financial measure (Adjusted EBITDA) included in this release due to the fact that Rite Aid has not finally determined the exact amount of the items that will be included in the comparable GAAP measure.

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